EXHIBIT 10.1
PHARMACY PURCHASE AGREEMENT
          THIS AGREEMENT is made effective the 2nd day of May, 2008, among APOTHECARYRX, LLC, an Oklahoma limited liability company (the “Buyer”), PARKWAY DRUGS, INC., an Illinois corporation (“Parkway”), REHN-HUERBINGER DRUG CO., an Illinois corporation (“RHD Co.”), 666 DRUG COMPANY, an Illinois corporation (“Drug Co.”), WILMETTE-HUERBINGER DRUG CO., an Illinois corporation (“WHD Co.” and collectively with Parkway, RHD Co. and Drug Co., the “Sellers”), EDWARD FOX, an individual (“Fox”), SIMPSON GOLD, an individual (“Gold”), LAWRENCE HORWITZ, an individual (“Horwitz”), and STEVEN FEINERMAN, an individual (“Feinerman” and together with Fox, Gold and Horwitz, collectively, the “Shareholders”).
B A C K G R O U N D :
A. The Sellers own and operate the pharmacy businesses located in or near Glencoe, Illinois, Wilmette, Illinois and Chicago, Illinois, described at Schedule “A” attached as a part hereof (collectively, whether one or more, the “Business”).
B. Each Shareholder, or a trust for which such Shareholder is the trustee or settlor, owns an interest in the Sellers as set forth in Exhibit “A” to the Goodwill Protection Agreement attached hereto at Schedule “1.6.”
C. The Buyer desires to acquire and the Sellers desire to sell the Business by the Buyer acquiring all assets, rights and properties owned by the Sellers which are used in or related to the ownership, operation or maintenance of the Business, other than the Excluded Assets (as hereinafter defined).
          NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Sale Agreement. Subject to the terms and conditions of this Agreement, the Buyer agrees to purchase and the Sellers agree to sell all assets, rights and property used in or related to the ownership, operation or maintenance of the Business as of the date of this Agreement and the Closing Date (as hereafter defined) or as otherwise provided herein, except for the Excluded Assets (collectively, the “Assets”). The Assets will be transferred by the Sellers to the Buyer on the Closing Date free and clear of all liens, claims and encumbrances other than the Permitted Liens (as hereinafter defined). The Assets include, without limitation:
1.1.	Fixtures and Equipment. All tangible personal property other than inventory, used in or related to the ownership, operation or maintenance of the Business, including, without limitation, all equipment, furniture, trade fixtures and the items listed at Schedule “1.1” attached as a part hereof.
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1.2.	Merchandise Inventory. All of the following inventory and supplies located on the premises of the Business at the Time of Transfer (the “Merchandise Inventory”): (a) all saleable prescription pharmaceutical inventory except: (i) inventory that is damaged, has expired or will expire within ninety (90) days following the Time of Transfer (as hereinafter defined); (ii) non-wholesaler re-packed or misbranded pharmaceutical merchandise; (iii) for each Business location, any prescription drug that has had no sales in the year prior to the Time of Transfer that is not accepted by the Buyer in the Buyer’s reasonable discretion; (iv) any other inventory not transferable due to any applicable local, state or federal law (the items in parts (i) through (iv) above are hereinafter referred to as the “Excluded Rx Inventory”); and (v) inventory set aside for Will Call Prescriptions (as hereinafter defined in paragraph 1.4); and (b) all other saleable merchandise.

1.3.	Contracts and Leases. All of the Sellers’ interest in the contracts, leases and agreements listed at Schedule “1.3” (the “Assigned Contracts”) and all other Contracts (as hereinafter defined in paragraph 6.1.4) that are acceptable to the Buyer.

1.4.	Will Call Receivables. The Will Call Receivables (as hereinafter defined in paragraph 5.2).

1.5.	Intangible Property. Except for items in subparagraphs (b) or (e) in this paragraph that are not assignable, all intangible personal property used in or related to the ownership, operation, or maintenance of the Business, including, without limitation: (a) the exclusive right to all names (including the names “Parkway Drugs” and “Parkway Drugs, Inc.”), telephone numbers, pager numbers, cellular and digital phone numbers, internet web sites and electronic mail addresses, if any (the Sellers represent that the Sellers own one website that is incomplete and not functioning); (b) all permits, licenses, certificates and operating authorities necessary to operate the Business, to the extent assignable; (c) all customer and prospective customer lists including the exclusive use of such lists; (d) all books, records and files, whether physical or electronic (other than corporate records and minutebooks not used in the Business; and (e) all computer software, to the extent assignable.

1.6.	Going Concern Assets. The covenant not to compete and other going concern assets as set forth in the Goodwill Protection Agreement in substantially the form attached at Schedule “1.6” as a part hereof (the “Goodwill Protection Agreement”).
2. Excluded Assets. Notwithstanding anything to the contrary herein, the Assets exclude all of the following (the “Excluded Assets”): (a) all of the Sellers’ cash, certificates of deposit, checks and coupons, except for a cash change fund in the amount of $500.00 for each pharmacy location (the “Change Fund”); (b) all accounts receivable, relating to operation of the Business prior to the Time of Transfer other than the Will Call Receivables; (c) those items described at Schedule “2” attached as a part hereof that the Sellers and the Shareholders represent are not
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necessary for the ownership or operation of the Business; (d) the Excluded Inventory; and (e) all life insurance policies.
3. Liabilities. The Sellers will be solely responsible for and will pay or otherwise satisfy on or before the Closing Date all of the following that could create a lien against any of the Assets except for the liens listed at Schedule “3” attached as a part hereof (the “Permitted Liens”): (a) liabilities, obligations and debts of the Sellers with respect to the Business in existence as of the Closing Date; and (b) taxes (including sales and income taxes) accruing from operation of the Business or actions taken by the Sellers prior to and through the Closing Date. The Sellers will remain liable for and promptly pay after the Closing Date the obligations creating the Permitted Liens. The amount of the obligations under the Permitted Liens will be calculated (or estimated if calculation is not possible) on or before the Closing Date and if such amount exceeds $50,000.00, such amount will be paid into escrow from the funds due under paragraph 4.1 to secure the release of the Permitted Liens pursuant to an escrow agreement reasonably acceptable to all parties.
4. Purchase Price. Subject to the adjustments and prorations hereafter described, the total purchase price to be paid by the Buyer to the Sellers for the purchase of the Business is the amount equal to the sum of (the “Purchase Price”): (a) Five Million Dollars ($5,000,000.00) (the “Base Price”); plus (b) the Merchandise Inventory Price (as hereafter defined) calculated in accordance with paragraph 5 of this Agreement; plus (c) the total amount of the Will Call Receivables. The Purchase Price will be adjusted and paid as follows:
4.1.	Cash at Closing. On the effective date of this Agreement, the Buyer will deposit One Hundred Thousand Dollars ($100,000.00) with Chicago Title Insurance Co. located at 171 North Clark Street, Chicago, Illinois, 60601-3294, as earnest money (the “Earnest Money”), and the Earnest Money will be applied towards the Purchase Price on the Closing Date. The parties agree that the Earnest Money will become non-refundable in the event that the Buyer discusses any aspect of the transaction contemplated by this Agreement with any of the Sellers’ vendors or suppliers, or any employee of the Sellers other than the Shareholders, except as provided for under the terms of this Agreement. On the Closing Date, the Buyer will pay to RHD Co., as disbursement agent for the Sellers in immediately available funds, as adjusted under paragraphs 4.3 and 4.4: (a) Three Million Four Hundred Thousand Dollars ($3,400,000.00); (b) all of the Merchandise Inventory Price; and (c) all of the amount of the Will Call Receivables.

4.2.	Seller Financing; Goodwill Protection. To satisfy the balance of the Purchase Price, on the Closing Date, the Buyer will: (a) execute and deliver a promissory note (the “Promissory Note”) in the amount equal to One Million Four Hundred Thousand Dollars ($1,400,000.00) in favor of RHD Co.; and (b) enter into the Goodwill Protection Agreement providing for payment of One Hundred Thousand Dollars ($100,000.00) in the aggregate to Fox, Gold, Horwitz and Feinerman as set forth therein. The Promissory Note will be secured by a security agreement (the “Security Agreement” and collectively with the Promissory Note, the “Financing Documents”), bear interest at 4.31% per annum, be payable in blended installments of principal and interest with the first payment of Five
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Hundred Seven Thousand Four hundred Fifty-Nine Dollars ($507,459.00) due on the first anniversary of the Promissory Note and thereafter in eight (8) equal quarterly blended installments of principal and interest each in the amount of $124,958, subject to the terms of the Promissory Note. The Financing Documents will be in substantially the form set forth at Schedule “4.2” attached as a part hereof.

4.3.	Adjustments. On the Closing Date, the amount to be paid pursuant to paragraph 4.1 will be increased by the amount of the Change Fund which is actually delivered to the Buyer.

4.4.	Prorations. On the Closing Date, the amount to be paid pursuant to paragraph 4.1 will be adjusted based on the proration of all rents (including ad valorem taxes and casualty insurance), if any, and utilities for the month in which the Time of Transfer occurs through the Time of Transfer (the “Prorations”). All accounts payable and other liabilities incurred prior to the Time of Transfer will be the sole responsibility of the Sellers. All accounts payable and other liabilities incurred by the Buyer in connection with the Business on and after the Time of Transfer will be the sole responsibility of the Buyer. All accounts receivable arising prior to the Time of Transfer will remain the exclusive property of the respective Sellers, as will the proceeds thereof. Each party shall, promptly upon receipt, deliver to the other party copies of each relevant invoice, bill or statement that may be in such party’s records.

4.5.	Allocation. The Purchase Price will be allocated among the Assets as set forth at Schedule “4.5” attached as a part hereof.
5. Inventory. The Merchandise Inventory and the Will Call Receivables will be accounted for as follows:
5.1.	Physical Inventory. At times agreeable to the parties prior to the Closing Date, a physical inventory (the “Physical Inventory”) will be taken of all Merchandise Inventory and supplies located at the Business. A separate Physical Inventory will be conducted at each of the four business locations over four consecutive days with no more than one location inventoried per day. The Physical Inventory will be certified and taken by Progressive Inventory Service (“Progressive”), provided that if Progressive cannot or will not agree in writing within three (3) business days prior to the date the Physical Inventory is scheduled that Progressive will furnish in writing values for the Merchandise Inventory broken down by section and by shelf immediately following completion of the Physical Inventory, then the Physical Inventory will be conducted by another national inventory service selected mutually by the Buyer and the Sellers. The Buyer will pay one-half of the cost of the Physical Inventory and the Sellers will pay one-half of the cost of the Physical Inventory. The Physical Inventory will be recorded on duplicate inventory sheets in the presence of the Sellers and the Buyer or their representatives, and a copy of such inventory sheets will be furnished to the Sellers and the Buyer upon completion of the Physical Inventory. All Excluded
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Rx Inventory or other merchandise that is not saleable (together, the “Excluded Inventory”) will be excluded from the Physical Inventory and set aside. The Sellers will have the right to remove all Excluded Inventory from the Business within five (5) business days and to return the Excluded Inventory to Vendors or send it to a reclamation center for processing. Any Excluded Inventory not timely removed from the Business by the Sellers will be deemed abandoned and the Buyer may dispose of the Excluded Inventory as the Buyer deems appropriate and all proceeds from such disposition will belong to the Buyer. The purchase price for the Merchandise Inventory (the “Merchandise Inventory Price”) will be: (a) the actual cost paid by the Sellers for each item listed in the Physical Inventory after all discounts and rebates received or to be received by the Sellers are applied; plus (b) the actual cost to the Sellers of all additional Merchandise Inventory received at each Business location after the completion of the Physical Inventory at such location and prior to the Time of Transfer, minus (c) the actual cost to the Sellers of all additional Merchandise Inventory sold at each Business location after the completion of the Physical Inventory at such location and prior to the Time of Transfer. The parties anticipate that the amount of the Merchandise Inventory Price will be approximately $2,500,000.00.

5.2.	Will Call Prescriptions. Progressive will, during the Physical Inventory, separately account for all orders at the Business for prescriptions placed but not paid for prior to the Time of Transfer (“Will Call Prescriptions”) and determine the cash amount owed by customers for Will Call Prescriptions (the “Will Call Receivables”) as of the Time of Transfer.
6. Representations and Warranties. The parties represent and warrant to each other as follows:
6.1.	Sellers’ and Shareholders Representations and Warranties. As an inducement to the Buyer to enter into this Agreement, the Sellers and the Shareholders represent and warrant to the Buyer that as of the date of this Agreement and the Closing Date:
6.1.1.	Financial Statements. The Sellers have delivered to the Buyer the unaudited financial statements for the Business for the periods ending December 31, 2005, December 31, 2006, December 31, 2007 and February 29, 2008. To the knowledge of the Sellers, there has not been a material change (nor an event which would result in any material change) in the Business, or in the results of operation or financial condition of all of the Sellers taken as a whole since February 29, 2008. The financial statements, copies of which are attached at Schedule “6.1.1” as a part hereof, consist of a balance sheet and an income statement without notes and other disclosures. The financial statements and income statements are true and correct in all material respects and consistently present fairly the financial condition and results of operations of the Business at the dates thereof and for the respective periods then ended.
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6.1.2.	Absence of Liabilities. Except for the obligations creating Permitted Liens, obligations under contracts, whether or not assignable, and liabilities, obligations and commitments that are not material and do not create a lien on any of the Assets, the Sellers currently have no debt, liability, obligation or commitment, absolute or contingent, known or unknown, relating to or connected with the Business or the Assets other than: (a) those set forth (and not exceeding the amounts so set forth) in the most recent financial statements attached at Schedule “6.1.1” (the “Current Financial Statements”) and not otherwise paid or discharged after the date thereof; (b) and those incurred in the ordinary course of business from the effective date of the Current Financial Statements, through the date of this Agreement or the Closing Date, as the case may be, consistent with past practices. On the Closing Date, the Business will have no claims, debts, liabilities, obligations, guaranties or commitments that will or could create a lien or claim against any of the Assets or the Buyer, except for obligations creating the Permitted Liens. The Assets will not be subject to or liable for any claim, debt, liability, obligation, guaranty or commitment immediately after the Closing Date, other than Permitted Liens and those created by the Buyer. Any such claim, debt, liability, obligation, guaranty or commitment upon the Assets existing on the Closing Date will be the sole responsibility of the Sellers, and the Sellers and the Shareholders hereby agree to indemnify and hold harmless the Buyer from the amount of any such claim, debt, liability, obligation, guaranty or commitment affecting the Assets existing as of the Closing Date. Further, the Sellers will discharge all obligations under the Contracts required by the terms of such Contracts to be discharged prior to the Time of Transfer.

6.1.3.	Title to Assets. The Sellers own, possess and have good and marketable title to the Assets free and clear of all mortgages, liens, leases, pledges, charges, encumbrances, equities, easements, rights of way, covenants, conditions, restrictions or claims of every nature and kind whatsoever, other than the Permitted Liens and those described at Schedule “6.1.3.” The Assets constitute all the assets used in the Business or necessary for the operation of the Business as currently operated. To the knowledge of the Seller, the Merchandise Inventory is in good saleable condition. All of the Assets that are tangible personal property are, to the knowledge of the Sellers, in good operating condition and repair, and in sound structural condition, reasonable wear and tear excepted.

6.1.4.	Contracts. Schedule “6.1.4” is a true, correct and complete list (or description, in the case of oral agreements) of all of the contracts, leases and agreements used in or affecting the Business (the “Contracts”). Except as expressly disclosed to the Buyer in Schedule “6.1.4”: (a) to the knowledge of the Sellers, the Contracts are in full force and effect; (b) the Sellers are in full compliance with all of the Sellers’ obligations and are not in default under the Contracts; (c) to the knowledge of the Sellers, the
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counterparty under each of the Contracts is in full compliance with all of such party’s obligations under the Contracts; (d) to the knowledge of the Sellers, no default exists under any of the Contracts; (e) to the knowledge of the Sellers, no event of default or event which would become an event of default with the giving of notice or passage of time has occurred; and (f) to the knowledge of the Sellers, no condition presently exists which would give any party to any contract the right to terminate such contract. There are no other material contracts, leases, commitments or agreements in effect related to the Assets or the Business other than those identified at Schedule “6.1.4.”

6.1.5.	Legal Requirements. To the knowledge of the Sellers, each Seller: (a) has all requisite power to own, lease and operate such Seller’s properties, including, without limitation, the Assets of such Seller and to carry on such Seller’s business as now being conducted; (b) is duly qualified to carry on such Seller’s business in the State of Illinois; and (c) holds all required licenses and permits for carrying on all aspects of such Seller’s business. The Sellers have complied and will continue to comply with all applicable federal, state or local statutes, laws and regulations including, without limitation, any applicable building, zoning or other law, ordinance or regulation affecting the operation of the Business.

6.1.6.	Zoning. To the knowledge of the Sellers, the zoning and any applicable variances affecting the real property where the Business is located permit the presently existing improvements and the continuation of the Business as presently being conducted. To the knowledge of the Sellers, neither the Sellers nor the Shareholders have received any notice of any and there are no: (a) pending changes in statutes, regulations or local laws (including zoning) that will render any part of the Business illegal; (b) outstanding orders or notices pending from any local authority, governmental body or governmental agency with respect to the Assets or the Business; or (c) plans, studies or efforts by any governmental authority or agency or of any non-governmental person or entity which in any way would materially affect all or any portion of the Business or the Assets.

6.1.7.	Insurance. The Sellers have and will maintain in full force and effect through the Closing Date their respective insurance coverages existing on the date of this Agreement.

6.1.8.	Environmental Issues. The Sellers have not, and to the knowledge of the Sellers no other party has, disposed, deposited, discharged, placed or otherwise caused any release of any hazardous or toxic materials, substances, pollutants, contaminants or wastes at, on or near the real property and improvements where each Business is located in contravention of any applicable federal, state or local laws, rules or regulations.
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6.1.9.	Consents and Approvals. Except as set forth at Schedule “6.1.9” attached as a part hereof, the execution, delivery, performance and consummation of this Agreement does not and will not: (a) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of any instrument, agreement, contract, commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other agreement, instrument or arrangement to which any of the Sellers is a party or by which any Seller, the Business or the Assets are bound; (b) violate, conflict or constitute a breach of any statute, regulation or judicial or administrative order, award, judgment or decree to which any Seller is a party or to which any Seller, the Assets or the Business are bound or subject; or (c) result in the creation or imposition of any adverse claim or interest, or any lien, encumbrance, charge, equity or restriction of any nature whatever, upon or affecting any Seller, the Business or the Assets.

6.1.10.	Litigation. Except as set forth at Schedule “6.1.10,” there is no: (a) action, suit or proceeding pending, or to the knowledge of the Sellers threatened, against any of the Sellers, the Assets or the Business; or (b) proceeding, investigation, charges, audit or inquiry pending, or to the knowledge of the Sellers threatened, before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality which could reasonably be expected to result in an adverse effect on any of the Sellers, the Business or the Assets.

6.1.11.	Certain Employee Plans. Except as set forth at Schedule “6.1.11,” the Sellers: (a) have no “employee benefit plans,” as defined in the Employee Retirement Security Act of 1974, as amended, including by way of example and not limitation, 401(k), Keogh, SEP and health insurance plans; and (b) are not a party to any multi-employer plan. Other than at-will employment agreements, there are no oral or written employment or compensation agreements with any officers, directors, employees, retired employees or former employees of any Seller.

6.1.12.	Computer Systems. All computer software which is used in connection with the operation of the Business is either proprietary or held pursuant to a valid, legal and binding license agreement which is in full force and effect, and to the knowledge of the Sellers no event has occurred which would constitute an event of default under any applicable agreement or which, with the lapse of time, the giving of notice or both, would constitute an event of default under any applicable agreement. To the knowledge of the Sellers, other than written industry standard license agreements, each such program or system is complete and is not subject to any lien, claim, encumbrance, security interest, right, restriction, option or purchase obligation held by any person.
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6.1.13.	Taxes. All tax returns and reports of each of the Sellers required by law to be filed have been filed or valid extensions have been obtained. The returns which have been filed are, to the knowledge of the Sellers, true and correct in all material respects and all taxes shown as due thereon have been paid. All taxes and other governmental charges which are due and payable have been paid and recorded in the appropriate accounting records. There is no pending, or to the knowledge of the Sellers threatened, claim against any of the Sellers for payment of additional taxes in excess of the amounts reflected on such party’s books and financial statements. None of the Sellers has executed any waiver of any statute of limitations against assessments of taxes.

6.1.14.	Authority. The Sellers and the Shareholders have taken, or will take prior to or on the Closing Date, all necessary action to authorize the execution, delivery and performance of this Agreement and have adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is legal, valid and binding with respect to each Seller and Shareholder and is enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, moratorium, reorganization and other laws affecting the enforcement of creditors’ rights generally and by general principles of equity. On execution, delivery and performance of this Agreement, including, without limitation, the completion of closing and payment of the Purchase Price, in accordance with its terms, the Buyer will own the Assets free of all claims, liens, encumbrances and liabilities, except for Permitted Liens.

6.1.15.	Labor Relations. The Sellers and the Business have not and are not now a party to any collective bargaining or other labor contract. To the knowledge of the Sellers, except as set forth at Schedule “6.1.15,” there has not been, there is not presently or existing and there has not been any threat of: (a) any strike, slow down, picketing, work stoppage or employee grievance process; (b) any proceeding against or affecting any of the Business relating to the alleged violation of any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor employment dispute against or affecting any of the Business, their premises or the Assets; or (c) any application for certification of a collective bargaining agent. To the knowledge of the Sellers, no event has occurred or circumstances exist that could provide the basis for any work stoppage or other labor dispute. There is no lock out of any employees of any of the Sellers, and no such action is contemplated by any of the Sellers. The Sellers and the Business have
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complied in all respects with all legal requirements relating to the employment, equal employment opportunity, non-discrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closings. Neither the Sellers nor the Business is liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing.

6.1.16.	Full Disclosure. This Agreement, any schedule referenced in or attached to this Agreement, any document furnished to the Buyer under this Agreement or any certification furnished to the Buyer under this Agreement does not contain any untrue statement of a material fact and does not omit to state a material fact necessary to make such statement, in the circumstances under which it was made, not misleading. All of the representations, warranties and covenants in this Agreement: (a) are true and correct as of the date made; (b) will be true and correct (or will be supplemented in writing to make them true and correct) as of the Closing Date; and (c) will not be waived, discharged, released, modified, terminated or affected by any due diligence by the Buyer. For purposes of this Agreement, when a statement is qualified by the phrase “to the knowledge of the Sellers,” such phrase means: (y) the actual knowledge of any of the Sellers or the Shareholders; and (z) the knowledge which any of the Sellers or Shareholders, in the exercise of reasonable diligence, would obtain.
6.2.	By Buyer. As an inducement to the Sellers and Shareholders to enter into this Agreement, the Buyer hereby represents and warrants to the Sellers and the Shareholders that as of the date of this Agreement and the Closing Date:
6.2.1. Organization. Buyer is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Oklahoma.
6.2.2. Authorization. Buyer has requisite power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other agreements and documents referenced herein and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the managers of Buyer, and no other proceeding on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement or the other agreements and documents referenced herein or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and such other agreements and documents will be, duly executed and delivered by Buyer and, assuming the valid execution and delivery by all counterparties thereto, will constitute, a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, moratorium, reorganization and other laws affecting the enforcement of creditors’ rights generally and by general principals of equity.
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6.2.3. Consents and Approvals; No Violations; Governmental Filings. Neither the execution, delivery or performance of this Agreement and the agreements and documents referenced herein nor the consummation by Buyer of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach or violation of any provision of the charter, articles of organization, operating agreement or bylaws of Buyer, (ii) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in any termination, cancellation or acceleration, or give rise to any such right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or any of its assets is subject or by which any of them may be bound, (iii) violate any order, injunction, decree, statute, rule or regulation applicable to Buyer or (iv) result in the creation or imposition of any lien upon any properties, assets or business of Buyer, other than liens in favor of the Buyer’s lenders.
6.2.4. Financial Statements. The Buyer has delivered to the Sellers and Shareholders the most current audited financial statements of Buyer for the period ending December 31, 2007. To the knowledge of Buyer, there has not been any material adverse change (nor an event which would result in a material adverse change) in the Buyer or its business, or as a result of the operation of the Buyer since December 31, 2007. The financial statements of Buyer, copies of which have been delivered to the Sellers, consist of a balance sheet, an income statement along with notes and disclosures thereto. Such financial statements are true and correct in all material respects, and have been prepared in accordance with generally accepted accounting principles.
6.2.5. Full Disclosure. This Agreement, any schedule referenced in or attached to this Agreement, any document furnished to the Sellers or the Shareholders under this Agreement or any certification furnished to the Sellers and the Shareholders under this Agreement do not contain any untrue statement of a material fact and do not omit to state a material fact necessary to make such statement, in the circumstances under which it was made, not misleading. All of the representations, warranties and covenants of Buyer in this Agreement: (a) are true and correct as of the date made; (b) will be true and correct as of the Closing Date; and (c) will not be waived, discharged, released, modified, terminated or affected by any due diligence by the Sellers or the Shareholders on the Buyer. For purposes of this Agreement, when a statement is qualified by the phrase “to the knowledge of the Buyer,” such phrase means: (y) the actual knowledge of the officers of the Buyer; and (z) the knowledge which any of the officers of the Buyer, in the exercise of reasonable diligence, could obtain.
7. Covenants. The parties agree to perform the following prior to the Closing Date, unless time for performance is clearly indicated to be after the Closing Date:
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7.1.	Access to Information. During the period commencing on the date of this Agreement and ending on the Closing Date, the Sellers and the Shareholders will cause the officers, accountants and lawyers of the Business, to afford the Buyer and the persons expected to enter into financing agreements with respect to the Buyer’s acquisition and the authorized representatives of the foregoing, full access during normal business hours to the books, records, accountants and lawyers of the Business and the Sellers to make such investigation as the Buyer desires regarding the Business, the Assets and the Sellers. The Sellers will furnish such financial, operating data, information and responses as the Buyer might reasonably request. The Sellers will furnish financial statements for the Business for the month of March, 2008, as soon as such statements are prepared, but in no event later than three (3) business days prior to the Closing Date, and for the time period from April 1, 2008, through the Time of Transfer as soon as such statements are prepared. The Buyer will not meet or engage in contact with the employees of the Sellers (other than the Shareholders) until after the Buyer’s financing arrangements are complete and then such meeting will occur three (3) business days prior to the Closing Date at the Business at the reasonable times designated by the Sellers. Notwithstanding the foregoing, the Buyer shall inspect such books, records and Assets in a confidential manner at time and locations approved by Sellers, which may be outside of business hours of the Sellers.

7.2.	Conduct of Business. Prior to the Closing Date or the termination of this Agreement, each Seller will operate such Seller’s Business in a businesslike manner in accordance with such Seller’s prior practices and will use such Seller’s commercially reasonable efforts to maintain and preserve such Seller’s Business, the goodwill of all customers and good relations with its employees. In addition, unless the Buyer otherwise consents in writing (which consent will not be unreasonably withheld):
7.2.1.	The Sellers will not: (a) transfer, sell, mortgage, pledge, encumber or dispose of any of the Assets (other than the Merchandise Inventory) except to unaffiliated third parties in the ordinary course of business for fair consideration in an amount not less than the book value of such asset as reflected in the Current Financial Statements; (b) transfer, sell, mortgage, pledge, encumber or dispose of the Merchandise Inventory except at retail in the ordinary course of business; (c) make or permit any amendment or termination of any material contract, agreement, lease or commitment to which any of the Sellers may be bound; (d) make any capital expenditures or commit to make any capital expenditure or perform unfulfilled commitments to make capital expenditures, whenever made or entered into, if such capital expenditures are in excess of $5,000.00; or (e) incur any material amount of new indebtedness for borrowed money or other obligations.

7.2.2.	Except in the ordinary course of business, none of the Sellers will enter into any new employment agreement, amend or extend any existing employment agreement, grant any severance pay, termination pay or
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increases in compensation, take any action to vest any overfunded benefits in any benefit plan or adopt or amend any bonus, profit sharing, pension, stock option or similar plan, trust or other arrangement.

7.2.3.	The Sellers will not enter into any new labor or collective bargaining agreement or amend or extend any existing labor or collective bargaining agreement.

7.2.4.	The Sellers will not enter into any new supply agreement with any supplier of any of the Merchandise Inventory or amend or extend any existing supply agreement.

7.2.5.	The Sellers will not enter into any agreement, arrangement or understanding involving the sale, transfer, assignment or other disposition of, or grant a security interest in or optional rights to purchase or otherwise acquire the Assets or the Business.

7.2.6.	The Sellers will not, and will cause each of the Sellers’ representatives and affiliates not to, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from any person other than the Buyer relating to any transaction involving the sale of the Business or the Assets, or any merger, consolidation, business combination or similar transaction involving the Business.

7.2.7.	The Sellers will not increase regular (non “sale”) prices of any of the merchandise offered for sale at the Business except as a direct result of an increase in the Sellers’ cost of such merchandise and in the ordinary course of business.
7.3.	Consents. The Sellers will reasonably cooperate with the Buyer to obtain, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Sellers as are necessary for the consummation of the transactions contemplated by this Agreement. However, no contract will be amended to increase the amount payable thereunder and no burden to the Buyer or the Sellers (without the Sellers’ consent) will be increased to obtain any consent, approval or authorization.

7.4.	Employment. On the Closing Date, Fox, Gold, Horwitz and Feinerman will enter into employment agreements with the Buyer or its affiliates (the “Employment Agreements”) in substantially the forms attached at Schedule “7.4.” The Sellers will terminate all employees of the Business effective as of the Time of Transfer and be responsible for all claims by employees arising prior to the Time of Transfer, including, without limitation, compensation, accrued vacation, earned holiday pay, paid time off, severance pay, termination pay, worker’s compensation, wrongful termination, discrimination or harrassment. On the
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Closing Date, the Buyer will have the right, but not the obligation, to offer to employ those employees of the Business determined by the Buyer in the Buyer’s sole discretion (other than the employees entering into the Employment Agreements). The terms of employment for each such retained employee will be determined by the Buyer. Following the Closing Date, the performance of each employee who continues employment with the Buyer will be evaluated periodically by the Buyer using such criteria as may be established from time to time by the Buyer. Each Seller agrees to encourage the employees of such Seller selected by the Buyer to continue their association with the Business, without additional expense to the Sellers.
7.5.	Leases. The Sellers and the Shareholders will use commercially reasonable efforts to cause the landlord under each of the leases where the Business is located (together whether one or more, the “Lease”) to assign each Lease to the Buyer.

7.6.	Sellers’ Insurance. Each Seller will maintain such Seller’s current insurance coverages on the Business through the Closing Date.

7.7.	Conditions. The Sellers and the Shareholders will use commercially reasonable efforts to cause the conditions in paragraph 8 to be satisfied. The Buyer will use commercially reasonable efforts to cause the conditions in paragraph 9 to be satisfied.

7.8.	Sales Tax Report. The Sellers will timely file any sales tax report required to be filed with Illinois tax authorities in connection with the consummation of this transaction.

7.9.	Business Transition. As soon as practicable after the Closing Date, the Buyer will apply for applicable state pharmacy and DEA licenses along with any other permits or licenses required by state or local regulations, and obtain agreements with third party payers necessary to collect reimbursement for prescriptions dispensed and associated fees. On the Closing Date, the Sellers, the Shareholders and the Buyer will enter into a Transition Agreement in the form attached at Schedule “7.9” (the “Transition Agreement”), regarding the Sellers’ management of the Business under the Sellers’ permits and licenses after the Time of Transfer until the Buyer obtains all necessary permits and licenses as therein provided.

7.10.	Collection of Accounts Receivable. All notes and accounts receivable generated by the Business prior to the Time of Transfer (including trade accounts receivable arising out of, and all monies due in respect to, merchandise inventory or services sold by the Sellers prior to the Time of Transfer or accounts receivable of the Sellers from their suppliers) shall remain the property of the Sellers and are not purchased and sold hereunder (such notes and accounts receivable of the Sellers being hereinafter referred to as “Seller Receivables”). All notes and accounts receivable generated by the Business after the Time of Transfer (the “Buyer Receivables”) will be the property of the Buyer. The Buyer Receivables and the Seller Receivables will hereinafter be collectively referred to as the
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“Receivables.” For the first 45 days after the Closing Date, the Sellers will collect all Receivables that are third party insurance payments and for the first 60 days after the Closing Date, the Sellers will collect all Receivables paid by individuals for house accounts. After such time periods, the Buyer will collect the Receivables. The party collecting the Receivables (the “Collector”) will handle the Receivables as follows:
7.10.1.	In order to facilitate the collection and disbursement of Receivables, an aged list of the Seller Receivables will be provided to the Buyer on the Closing Date.

7.10.2.	Amounts received by the Collector in payment of Receivables will be paid by the Collector as follows:
(a)	Payments received for a designated Receivable will applied to such Receivable. Amounts received by the Collector from a customer or supplier, who has not paid a Seller Receivable and who owes an amount under a Buyer Receivable, which amount is an open account or is not designated as being in payment of a particular invoice, will be applied first to the payment of Seller Receivables that are aged less than sixty (60) days, then to the payment of Buyer Receivables, then to the payment of Seller Receivables aged more than sixty (60) days.

(b)	Amounts received by the Collector in payment of Receivables shall be deposited by the Collector in its bank account. The Collector will keep open records reviewable by all other parties at anytime of the receipt and disbursement of Receivables. On each and every Tuesday subsequent to the Closing Date, the Collector will remit to the appropriate party at the addresses set forth herein or such other address designated in writing, payment in an amount equal to the amounts deposited during the previous week which were in payment of Receivables applicable to such party and which were deposited in the Collector’s bank account during the week ended the preceding Friday. The Collector agrees to deposit items received for Receivables as soon as reasonably possible. If any check received by the Collector in payment of a Receivable is not honored by the bank on which it was drawn, the Collector will notify the appropriate party and provide relevant bank documentation.
7.10.3.	The Collector will deliver to the other parties, by the tenth (10th) day of each calendar month after the Closing Date in which the Collector receives payment of Receivables, a list of the amounts received by the Collector in payment of Receivables during the month preceding the month in which such list is delivered.
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7.10.4.	The Sellers may take such steps, as the Sellers, in their reasonable discretion, deem advisable to collect the Seller Receivables, including, but not limited to, telephone calls, statements of overdue amounts and the institution of legal action against any customer or supplier which has not paid a Seller Receivable when due. Notwithstanding the foregoing, the Sellers agree to give the Buyer written notice three (3) business days prior to filing a lawsuit against any customer of the Business, provided that such delay will not cause harm to the Sellers. If delay will harm the Sellers, the Sellers may proceed against a customer without delay, but will thereafter give prompt notice of such action to the Buyer.

7.10.5.	Until the Seller Receivables have been paid in full, the Buyer will provide one representative of the Sellers access, during business hours, to the books of the Buyer pertaining to the collection of Seller Receivables.

7.10.6.	No charge will be made or be due by either the Buyer or Sellers for services rendered under this Section 7.10.

7.10.7.	The Buyer will inform the appropriate Sellers on a monthly basis in the event that any Will Call Prescription is cancelled or refused by any client or customer, and the Buyer will then pay to such Seller the value of such pharmaceutical inventory retained by the Buyer, net of the value of the Will Call Receivable previously paid by the Buyer to the Sellers for such Will Call Prescription.

7.10.8.	If any party receives payment of a Receivable that belongs to another party, the receiving party will promptly remit payment of the Receivable to the appropriate Collector.
8. The Buyer’s Conditions Precedent. If any of the following conditions are not waived by the Buyer or satisfied on or before the Closing Date, the Buyer may terminate this Agreement and receive a refund of the Earnest Money. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (subject to applicable law) at or prior to the Closing Date of each of the following conditions: (a) no preliminary or permanent injunction or other order will have been issued by any court of competent jurisdiction or any regulatory body preventing consummation of the transactions contemplated by this Agreement; (b) no action will have been commenced or threatened against the Sellers, the Buyer or any of their respective affiliates, associates, officers or directors seeking damages arising from, to prevent or challenge the transactions contemplated by this Agreement; (c) all key employees which the Buyer elects to retain pursuant to the terms of paragraph 7.4 of this Agreement and who the Buyer agrees to compensate at substantially the same level as currently compensated by the Sellers, will have entered into an employment arrangement with the Buyer on terms satisfactory to the Buyer; (d) all representations and warranties of the Sellers and the Shareholders contained herein will be true and correct in all material respects on and as of the Closing Date; (e) the Sellers and the Shareholders will have performed or satisfied on and as of the Closing Date, all obligations, covenants, agreements and conditions contained in this Agreement to be performed or complied with by such Sellers and Shareholders; (f)there is no
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material adverse change, nor any event which would result in any material adverse change, so far as can reasonably be foreseen, in the Business or in the results of operations of the Business taken as a whole; (g) the Business will not have incurred any material loss on or prior to the Closing Date that adversely affects the operations of the Business, whether or not covered by insurance; (h) all actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby will have been initiated, completed, obtained or drafted to the reasonable satisfaction of Buyer’s counsel, and the Sellers and the Shareholders will have delivered such additional certificates and other documents as the Buyer reasonably requests including, without limitation, such certificates of the Sellers and Shareholders dated the Closing Date evidencing compliance with the conditions set forth in this paragraph 8; (i) the Sellers will not be the subject of any order, investigation or hearing by any regulatory authority or by the Illinois income tax agency, the Internal Revenue Service, the Justice Department of the United States or any public or private consumer protection or other agency, committee or organization; (j) all landlords under the Leases will have approved the assignment of the Leases to the Buyer or entered into new leases with the Buyer on terms reasonably satisfactory to the Buyer, including, without limitation, that the Leases will have a minimum remaining term of ten (10) years after the Closing Date (including options).
9. Sellers’ Conditions Precedent. If any of the following conditions are not waived by the Sellers and the Shareholders, or satisfied on or before the Closing Date, the Sellers and the Shareholders may terminate this Agreement. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any or all of which may be waived in whole or in part: (a) no preliminary or permanent injunction or other order will have been issued by any court of competent jurisdiction or any governmental or regulatory body preventing consummation of the transactions contemplated by this Agreement; (b) no action will have been commenced or threatened against the Sellers, the Shareholders, the Buyer or any of their respective affiliates, associates, officers or directors seeking damages arising from, to prevent or to challenge the transactions contemplated by this Agreement; (c) all representations and warranties of the Buyer contained herein will be true and correct in all material respects on and as of the Closing Date; and (d) the Buyer will have performed in all material respects all obligations, agreements and conditions contained in this Agreement to be performed or complied with by the Buyer; (e) the Buyer will have delivered or caused to be delivered to the Sellers and Shareholders each of the items specified in Section 10.1; (f) the Buyer will not have any loss on or prior to the Closing Date not covered by insurance that is materially adverse to the Buyer; (g) all actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby will have been initiated, completed and obtained or drafted to the reasonable satisfaction of counsel to the Sellers and the Buyer will have delivered such additional certificates and documents as the Sellers reasonably request including, without limitation, such certificates of the Buyer dated the Closing Date evidencing compliance with the conditions set forth in this Section 9; and (h) the relevant Shareholders and the Buyer shall have entered into Employment Agreements substantially as set forth at Schedule 7.4.
10. The Closing. Unless extended as provided herein, this Agreement will be consummated at 1:00 p.m. local time at a location near the Business agreed to by the parties on or before the later of the following dates (the “Closing Date”): (a) June 2, 2008; or (b) the first (1st) business day following the day on which the last of the conditions set forth in paragraph 8 hereof is
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satisfied or waived. The Buyer or the Sellers may extend the Closing Date for up to thirty (30) days for any reason by giving written notice to the other party prior to the Buyer’s meeting with the Sellers’ employees.
10.1.	The Buyer’s Deliveries. On the Closing Date, the Buyer will deliver or cause to be delivered to the Sellers the following items (all documents will be duly executed and acknowledged where required):
10.1.1.	Payment. The cash portion of the Purchase Price as adjusted under paragraphs 4.3 and 4.4;

10.1.2.	Financing Documents. The Financing Documents;

10.1.3.	Goodwill Protection Agreement. The Goodwill Protection Agreement;

10.1.4.	Employment Agreements. The Employment Agreements;

10.1.5.	Transition Agreement. The Transition Agreement.

10.1.6.	Lease Assignments. The Lease Assignments, provided the Buyer has not entered into new Leases with the landlords;

10.1.7.	Evidence of Authority. Such resolutions, certificates of good standing, incumbency certificates and other evidence of authority with respect to the Buyer as might be reasonably requested by the Sellers;

10.1.8.	Closing Memorandum. A memorandum setting forth the items delivered and accounting for the payments made on the Closing Date; and

10.1.9.	Additional Documents. Such additional documents as might be reasonably requested by the Sellers to consummate this Agreement.
10.2.	Sellers’ Deliveries. On the Closing Date, the Sellers and the Shareholders will deliver or cause to be delivered to the Buyer the following items (all documents will be duly executed and acknowledged where required):
10.2.1.	Assignment. Bills of sale, assignments and conveyances reasonably acceptable to the Buyer necessary to convey to the Buyer all of the Sellers’ right, title and interest in and to all of the personal property comprising a portion of the Assets, including, without limitation, original certificates of title for any Assets that are automobiles or other personal property covered by a certificate of title law;

10.2.2.	Goodwill Protection Agreement. The Goodwill Protection Agreement;

10.2.3.	Employment Agreements. The Employment Agreements;

10.2.4.	Transition Agreement. The Transition Agreement.
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10.2.5.	Lease Assignments. The Lease Assignments, provided the Buyer has not entered into new Leases with the landlords;

10.2.6.	Documents; Keys. The originals of all documents to be assigned to the Buyer, including, without limitation, all contracts, books and records; all keys, combination locks and other security devices located at the Business.

10.2.7.	Closing Memorandum. A memorandum setting forth the items delivered and accounting for the payments made on the Closing Date;

10.2.8.	Additional Documents. Such additional documents as might be reasonably requested by the Buyer to consummate this Agreement.
10.3.	Possession. Possession of the Business and all of the Assets in connection with the Business will be deemed to be delivered to the Buyer effective 6:00 a.m. local time on the Closing Date (the “Time of Transfer”) free from all parties claiming rights to possession of or having claims against the Business and the Assets other than the Permitted Liens. In addition, with respect to each Asset and the Business, risk of loss, damage, claim, liability or other matter including, without limitation, all liabilities arising from any accident, personal injury, death, property damage or other claim related to operation of the Business will pass from the Sellers to the Buyer on the Closing Date.

10.4.	Costs. The Sellers and the Shareholders will pay the following closing costs: (a) the Sellers’ and Shareholders’ attorneys’ fees, accountants’ fees and fees of other advisors; (b) all sales taxes assessed in connection with consummation of this transaction; and (c) any other charge imposed for the transfer of any item comprising the Assets. The Buyer will pay the Buyer’s attorneys’ fees, accountants’ fees and fees of other advisors.
11. Indemnification. The parties agree to indemnify each other as follows:
11.1.	Sellers’ and Shareholders’ Indemnification. The Sellers and Shareholders agree to pay, defend, indemnify, reimburse and hold harmless the Buyer and the Buyer’s directors, officers, agents and employees (the “Buyer Indemnified Parties”) for, from and against any loss, damage, diminution in value, claim, liability, debt, obligation, expense or cost (including interest, reasonable legal fees, and expenses of litigation and attorneys fees in enforcing this indemnity) incurred, suffered, paid by or resulting to any of the Buyer Indemnified Parties and which results from: (a) any breach or default in any representation or warranty set forth in this Agreement or in the performance by the Sellers or the Shareholders of any covenant or obligation set forth in this Agreement which is not cured as provided in paragraph 14 of this Agreement; and (b) any claims, demands, violations, actions, assessments, taxes, penalties, fines, costs, expenses, obligations or other liabilities with respect to the ownership, operation or maintenance of the Business or the Assets prior to the Time of Transfer.
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11.2.	Buyer’s Indemnification. The Buyer agrees to indemnify and hold harmless the Sellers, the Shareholders and their respective officers, directors, managers, employees, agents and members (collectively, the “Seller Indemnified Parties”) against any loss, liability, deficiency, damage, expense or cost (including interest, reasonable legal fees and expenses of litigation and attorneys fees in enforcing this indemnity), whether or not actually incurred or paid that the Seller Indemnified Parties may suffer, sustain or become subject to, and which results from: (a) any breach or default in any representation or warranty set forth in this Agreement or in the performance by the Buyer of any covenant or obligation set forth in this Agreement which is not cured as provided in paragraph 14 of this Agreement; and (b) any claims, demands, violations, actions, assessments, taxes, penalties, fines, costs, expenses, obligations or other liabilities with respect to the ownership, operation or maintenance of the Business or the Assets after to the Time of Transfer.

11.3.	Other Remedies. The remedies provided by this paragraph 11 are in addition to, and not in lieu of, such other remedies as may be available under applicable laws. Without limitation, the Buyer is entitled to enforce this Agreement by specific enforcement without the necessity of demonstrating inadequacy of damages or irreparable harm.

11.4.	Limitations. Notwithstanding anything to the contrary herein contained: (a) the collective total liability of the Sellers and the Shareholders for the matters described in paragraph 11.1(a) above will not exceed $1,500,000.00; (b) the total liability of the Buyer for the matters described in paragraph 11.2(a) above will not exceed $1,500,000.00 (excluding the Buyer’s obligations under the Note and the Goodwill Protection Agreement); (c) no obligation of the Sellers and the Shareholders for indemnification under paragraph 11.1(a) above will be payable until such time as the total of such losses payable exceed Fifty Thousand Dollars ($50,000) in the aggregate, but then to the full extent of such losses (including the first $50,000 of such losses) subject to the limitations in subparagraphs (a) and (b) of this paragraph 11.4; and (d) no obligation of the Buyer for indemnification under paragraph 11.2(a) above will be payable until such time as the total of such losses payable exceed Fifty Thousand Dollars ($50,000) in the aggregate, but then to the full extent of such losses (including the first $50,000 of such losses) subject to the limitations in subparagraphs (a) and (b) of this paragraph 11.4.

11.5.	Payment. Upon the determination of liability under this paragraph 11, the appropriate party shall pay to the other, as the case may be, within ten days after such determination, the amount of any claim for indemnification made hereunder. In the event that the indemnified party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the other party’s obligation to indemnify has been determined in accordance herewith, it shall have the rights to collect same as provided by applicable law. Unpaid claims of parties to this Agreement (and not third parties) will incur interest at a floating rate of interest equal to the prime rate published from time to time in The Wall Street Journal.
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12. Set-Off. To secure the Sellers’ and the Shareholders obligations under this Agreement, each Seller hereby grants to the Buyer a right of set-off upon and against the Promissory Note, the Goodwill Protection Agreement, any rights of such Seller under this Agreement and any and all amounts, proceeds, money or other property of such Seller at any time held by the Buyer. On a default by the Sellers or Shareholders to this Agreement which is not cured as provided in paragraph 14 of this Agreement, the Buyer is authorized to appropriate, set-off and apply the property for which a right of set-off is provided under this paragraph 12 without further notice to the defaulting party.
13. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by: (a) mutual consent of the Sellers, Shareholders and the Buyer; (b) the Buyer, if the Buyer is not in default and the conditions set forth in paragraph 8 of this Agreement have not been satisfied on or before the Closing Date; (c) the Sellers and the Shareholders, if the Sellers and Shareholders are not in default, and the conditions precedent set forth in paragraph 9 of this Agreement have not been satisfied on or before the Closing Date; or(d) by either party if such party is not in default and the transaction contemplated by this Agreement has not closed prior to August 1, 2008, in which case the Earnest Money will be returned to the Buyer if the Buyer is not in default. In the event of termination, written notice thereof will be given to the other party or parties specifying the provision pursuant to which such termination is made. On termination pursuant to this paragraph 13, this Agreement will become void and have no effect and there will be no liability hereunder on the part of the Buyer or the Sellers or any of their respective officers, directors, employees, agents, stockholders or principals.
14. Default. If a party fails to perform any obligation contained in this Agreement, the party claiming default will serve written notice to the other party specifying the nature of such default and demanding performance. If the Sellers and Shareholders fails to comply with such written demand within ten (10) days after receipt thereof, the Buyer will have the option to waive such default, to demand specific performance, to exercise any other remedy available at law or in equity, or to terminate this Agreement and receive a return of the Earnest Money. If the Buyer fails to comply with such written demand within ten (10) days after receipt thereof, the Sellers and the Shareholders will have the option to elect one of the following remedies: (a) waive such default; (b)terminate this Agreement and receive the Earnest Money as liquidated damages whereupon the parties will be discharged from any further obligations and liabilities under this Agreement; or (c) sue the Buyer for damages in which case the Earnest Money will remain in escrow pending the conclusion of the lawsuit.
15. Miscellaneous. It is further agreed as follows:
15.1.	Time. Time is of the essence of this Agreement.
15.2.	Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given and received when delivered personally or by telefacsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following addresses or
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to such other or additional addresses as any party might designate by written notice to the other parties:

If to Buyer:	Apothecary Rx, LLC
Attn: Mr. Lewis P. Zeidner, President
5500 Wayzata Boulevard, Suite 210
Golden Valley, Minnesota 55416
Fax: (763) 647-1137

With a copy to:	Michael Meleen, Esquire
Commercial Law Group, P.C.
700 Oklahoma Tower
210 Park Avenue
Oklahoma City, Oklahoma 73102
Fax: (405) 232-5553

To the Sellers:	Rehn-Huerbinger Drug Company, Inc.
Attn: Edward Fox
7366 Lincoln Ave., Suite 408
Lincolnwood, IL 60712
Fax: (847) 673-2461

With a copy to:	Terry L. Engel
Deutsch, Levy & Engel, Chartered
225 W. Washington Street, Suite. 1700
Chicago, Illinois 60606
Fax: (312) 346-1859
15.3.	Representations and Warranties. The respective representations and warranties of the Sellers, Shareholders and the Buyer contained herein or in any certificates or other documents delivered prior to or at the Closing Date will not be deemed waived or otherwise affected by any investigation made by any party hereto. Each and every such representation and warranty will survive the Closing Date and will not be terminated or extinguished for a period of eighteen (18) months after the Closing Date, provided that no claim may be made hereunder unless written notice of such claim is sent to the other parties within such eighteen (18) month period. This paragraph 15.3 will have no effect on any other obligations of the parties hereto, whether to be performed before or after the Closing Date.

15.4.	Cooperation. Prior to and at all times following the termination or closing of this Agreement, the parties agree to execute and deliver, or cause to be executed and delivered, such documents and do, or cause to be done, such other acts and things as might reasonably be requested by any party to this Agreement to assure that the benefits of this Agreement are realized by the parties.

15.5.	Press Release. Other than by the Buyer as required by law with prior notice to the Sellers, neither party will issue any press releases with regard to this transaction
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without the consent of the other party (which consent will not be unreasonably withheld). The Sellers and the Shareholders will refer all inquiries concerning any transaction contemplated by this Agreement to the Buyer.

15.6.	Headings. The paragraph headings contained in this Agreement are for reference purposes only and are not intended to affect in any way the meaning or interpretation of this Agreement.

15.7.	Entire Agreement. This Agreement and any document executed in connection herewith on or after the date of this Agreement (the “Other Documents”) constitute the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, warranties or representations except as set forth herein or in the Other Documents.

15.8.	Assignment. It is agreed that the parties may not assign such party’s rights nor delegate such party’s duties under this Agreement without the express written consent of the other parties to this Agreement which consent will not be unreasonably withheld. Notwithstanding the foregoing, the Buyer will be permitted to assign this Agreement for all or part of the Assets to a wholly owned subsidiary provided the Buyer remains liable for the performance of this Agreement and all representations, warranties and covenants contained herein and shall remain obligated under this Agreement and any other agreements, including, without limitation, the Promissory Note.

15.9.	Amendment. Neither this Agreement, nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

15.10.	Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible and to be legal, valid and enforceable.

15.11.	Governing Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Illinois, regardless of any applicable principles of conflicts of law. Any suit, action or other proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any court of competent jurisdiction in Chicago, Illinois, or the United States District Court sitting in Chicago, Illinois, and each of the parties hereby consents to the jurisdiction of such courts (and of the related appellate courts) in any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an
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Parkway Drugs

inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

15.12.	Attorney Fees. If any party institutes an action or proceeding against any other party relating to the provisions of this Agreement, the party to such action or proceeding which does not prevail will reimburse the prevailing party therein for the reasonable expenses of attorneys’ fees and disbursements incurred by the prevailing party, as determined by order of the Court.

15.13.	Waiver. Waiver of performance of any obligation or term contained in this Agreement by any party, or waiver by one party of the other’s default hereunder will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

15.14.	Brokerage. The Sellers and Shareholders represent to the Buyer that the Sellers and Shareholders have dealt with no broker in connection herewith other than Sunbelt Business Brokers. The Sellers and Shareholders agree to pay all commissions owed to Sunbelt Business Brokers and hold the Buyer harmless from any claim for brokerage commissions asserted by Sunbelt Business Brokers and any other party as a result of dealings with the Sellers or the Shareholders. The Buyer represents that it has not dealt with any broker relative to the transactions contemplated hereby and agrees to indemnify and hold the Sellers and Shareholders harmless from any claim for brokerage commissions asserted by any party as a result of dealings with the Buyer.

15.15.	Counterpart Execution. This Agreement may be executed in counterparts, including by telefacsimile, each of which will be deemed an original and all of which together will constitute a single document.

15.16.	Confidentiality. The agreements and covenants set forth in the Confidentiality Agreement attached hereto as Schedule “15.16” shall remain in force to and until the occurrence of the closing, except to the extent there is a conflict with this Agreement in which case this Agreement will control and amend the Confidentiality Agreement. All reference in the Confidentiality Agreement to “you,” “your” or the “undersigned” are deemed to refer to the Buyer, and to the “Company” are deemed to refer to the Sellers. All information disclosed to the Buyer under this Agreement relating to the Business, the Sellers or the Shareholders is deemed to be “Information” under the Confidentiality Agreement unless one of the exceptions in paragraph 1 of the Confidentiality Agreement applies.
[Signature Pages Follow]
Pharmacy Purchase Agreement
Parkway Drugs

SIGNATURE PAGE TO PHARMACY PURCHASE AGREEMENT
     IN WITNESS WHEREOF, this Agreement has been executed by the parties effective the date first above written.

The Sellers: REHN-HUERBINGER DRUG CO., an Illinois corporation
By:	/S/ STEVEN FEINERMAN
, President

Pharmacy Purchase Agreement
Parkway Drugs

SIGNATURE PAGE TO PHARMACY PURCHASE AGREEMENT
     IN WITNESS WHEREOF, this Agreement has been executed by the parties effective the date first above written.

The Sellers: 666 DRUG CO., an Illinois corporation
By:	/S/ EDWARD FOX
, President

Pharmacy Purchase Agreement
Parkway Drugs

SIGNATURE PAGE TO PHARMACY PURCHASE AGREEMENT
     IN WITNESS WHEREOF, this Agreement has been executed by the parties effective the date first above written.

The Sellers: PARKWAY DRUGS, INC, an Illinois corporation
By:	/S/ STEVEN FEINERMAN
, President

Pharmacy Purchase Agreement
Parkway Drugs

SIGNATURE PAGE TO PHARMACY PURCHASE AGREEMENT
     IN WITNESS WHEREOF, this Agreement has been executed by the parties effective the date first above written.

The Sellers: WILMETTE-HUERBINGER DRUG CO., an Illinois corporation
By:	/S/ LAWRANCE J. HORWITZ
, President

Pharmacy Purchase Agreement
Parkway Drugs

SIGNATURE PAGE TO PHARMACY PURCHASE AGREEMENT
     IN WITNESS WHEREOF, this Agreement has been executed by the parties effective the date first above written.

The Shareholders:
/S/ EDWARD COX
EDWARD FOX, individually

Pharmacy Purchase Agreement
Parkway Drugs

SIGNATURE PAGE TO PHARMACY PURCHASE AGREEMENT
     IN WITNESS WHEREOF, this Agreement has been executed by the parties effective the date first above written.

The Shareholders:
/S/ SIMPSON GOLD
SIMPSON GOLD, individually

Pharmacy Purchase Agreement
Parkway Drugs

SIGNATURE PAGE TO PHARMACY PURCHASE AGREEMENT
     IN WITNESS WHEREOF, this Agreement has been executed by the parties effective the date first above written.

The Shareholders:
/S/ LAWRENCE HORWITZ
LAWRENCE HORWITZ, individually

Pharmacy Purchase Agreement
Parkway Drugs

SIGNATURE PAGE TO PHARMACY PURCHASE AGREEMENT
     IN WITNESS WHEREOF, this Agreement has been executed by the parties effective the date first above written.

The Shareholders:
/S/ STEVEN FEINERMAN
STEVEN FEINERMAN, individually

Pharmacy Purchase Agreement
Parkway Drugs

SIGNATURE PAGE TO PHARMACY PURCHASE AGREEMENT
     IN WITNESS WHEREOF, this Agreement has been executed by the parties effective the date first above written.

APOTHECARYRX, LLC, an Oklahoma limited liability company
By /S/ LEWIS P. ZEIDNER
Lewis P. Zeidner, President
(the“Buyer”)

Pharmacy Purchase Agreement
Parkway Drugs

SCHEDULES

Schedule “A”	-	Business
Schedule “1.1”	-	Equipment
Schedule “1.3”	-	Assigned Contracts
Schedule “1.6”	-	Goodwill Protection Agreement
Schedule “2”	-	Excluded Assets
Schedule “3”	-	Permitted Liens
Schedule “4.2”	-	Financing Documents
Schedule “4.5”	-	Allocation of Purchase Price
Schedule “6.1.1”	-	Financial Statements
Schedule “6.1.3”	-	Liens
Schedule “6.1.4”	-	Contracts
Schedule “6.1.9”	-	Consents and Approvals
Schedule “6.1.10”	-	Litigation
Schedule “6.1.11”	-	Certain Employee Plans
Schedule “6.1.15”	-	Labor Issues
Schedule “7.4”	-	Employment Agreements
Schedule “7.9”	-	Transition Agreement
Schedule “15.16”	-	Confidentiality Agreement
Pharmacy Purchase Agreement
Parkway Drugs